EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE
NATIONAL CINEMEDIA, LLC
AND
COMPUTERSHARE TRUST COMPANY, N.A.,
as Trustee
Dated as of March 15, 2023
to the
INDENTURE
Dated as of August 19, 2016
5.750% Senior Notes due 2026
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THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of March 15, 2023, among NATIONAL CINEMEDIA, LLC, a Delaware limited liability company (the “Company”) and COMPUTERSHARE TRUST COMPANY, N.A. (as successor in interest to Wells Fargo Bank, National Association) as trustee, (the “Trustee”), as successor to Wells Fargo Bank, National Association (the “Old Trustee”) under the Indenture (as defined below). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture.
RECITALS
WHEREAS, the Company and the Old Trustee entered into an Indenture, dated as of August 19, 2016 (the “Indenture”), relating to the Company’s 5.750% Senior Notes due 2026 (the “Notes”);
WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Undersigned and the Trustee are authorized to execute and deliver this Supplemental Indenture with the consent of the Holders of at least a majority of the aggregate principal amount of the Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, any supplemental indenture or the Notes or of modifying in any manner the rights of the Holders;
WHEREAS, Holders of at least a majority of the aggregate principal amount of the Notes have consented to the execution and delivery of this Supplemental Indenture;
WHEREAS, the Company is duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For all purposes of this Supplemental Indenture, except as otherwise stated herein, capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture. Each reference to “herein,” “hereof” and “hereunder” and other words of similar import contained in the Indenture shall, after this Supplemental Indenture becomes effective, refer to the Indenture as supplemented hereby.
ARTICLE II
AMENDMENTS
Section 2.1    Amendment to the Indenture.
(a)Amendment to Section 6.01. Section 6.01(a) of the Indenture is hereby amended by replacing the reference to 30 days with 47 days.
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ARTICLE III
MISCELLANEOUS
Section 3.1    Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 3.2    Counterparts. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument. This Supplemental Indenture may be executed by facsimile or PDF transmission. This Supplemental Indenture (and to any other document executed in accordance with this Supplemental Indenture) shall be valid, binding, and enforceable against the Company when executed and delivered by an authorized individual on behalf of the Company by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Company and the Trustee shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.
Section 3.3    Amendment of Existing Indenture. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.
Section 3.4    Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 3.5    Trustee Not Responsible for Recitals. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The recitals and statements herein are deemed to be those of the Company and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture.
Section 3.6 Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
NATIONAL CINEMEDIA, LLC, as Issuer
By: NATIONAL CINEMEDIA, INC., its Manager

By:	/s/ Ronnie Y. Ng
	Name:	Ronnie Y. Ng
	Title:	Chief Financial Officer

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COMPUTERSHARE TRUST COMPANY, N.A.,
as Trustee

By:	Susan B. Wright
	Name:	Susan B. Wright
	Title:	Assistant Vice President

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